Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Empire Energy Corporation International

Leawood, Kansas

We consent to the inclusion in the Registration Statement on Form S-1/A of Empire Energy Corporation International, of our report dated April 15, 2009, except as to Note 15, which is July 21, 2009 relating to the audit of the consolidated balance sheet of Empire Energy Corporation International as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2008.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

July 21, 2009